Exhibit 99.1

MALIBU BOATS, INC. ANNOUNCES SECOND QUARTER FISCAL 2016 RESULTS
Net Sales Increased 9.1% to $60.5 million
Adjusted EBITDA Increased 7.0% to $11.2 million
Adjusted Fully Distributed Net Income Per Share Increased 15.4% to $0.30
Loudon, TN - February 3, 2016 - Malibu Boats, Inc. (Nasdaq: MBUU) today announced its financial results for the second quarter of fiscal 2016 ended December 31, 2015.
Highlights for the Second Quarter of Fiscal 2016

•	Net sales increased 9.1% to $60.5 million compared to the second quarter of fiscal 2015.

•	Unit volume increased 2.4% to 867 boats, including 81 units from Australia, compared to the second quarter of fiscal 2015.

•	Net sales per unit increased 6.5% to $69,787 and net sales per unit in the U.S. increased 7.5% to $72,526 compared to the second quarter of fiscal 2015.

•	Gross profit increased 12.1% to $15.9 million and gross margin increased 73 basis points to 26.2% compared to the second quarter of fiscal 2015.

•	Adjusted EBITDA increased 7.0% to $11.2 million from the same period in fiscal 2015.

•
Adjusted fully distributed net income at $5.8 million was in line with the second quarter of fiscal 2015 and adjusted fully distributed net income per share increased 15.4% to $0.30 over the same period.

Jack Springer, Chief Executive Officer, stated, "Malibu completed another successful quarter, meeting or exceeding our internal financial and operating targets for the eighth straight quarter since our IPO. Despite the volatility in the macro environment, we have been steadfast with the execution of our strategy and achievement of our growth targets. This strategy is focused on owning the technology and innovation side of the industry, offering the best integrated wake and surfing system on the market, driving demand through consistent new product and feature launches, maximizing productivity and quality through vertical integration, controlling distribution through partnering with the best dealers across the industry and driving higher returns across the organization through a disciplined planning and production process. This strategy has served us well and we continue to execute the business at a high level. Orders for our new boat models - the Axis A20, the Malibu Wakesetter 20 VTX, the Malibu Wakesetter 25 LSV and the most premium performance sports boat ever built, the new Malibu M235 were up in the first half of the fiscal year and we are pleased with our business at the boat shows thus far this season."
Mr. Springer continued, "The global macro trends across the industry remain mixed. While the recovery and strength in the U.S. market continues to more than offset currency related weakness in Canada and other international markets, the latest decrease in oil and foreign currency prices and increased capital market volatility are things we are watching closely. Conversely, we believe that increased precipitation in the western region of United States, could be a positive catalyst for what once was our largest region. Lastly, we expect the performance sports boat segment to outperform other marine segments and believe Malibu’s strategy and strong execution positions us well to deliver industry-leading results."

Exhibit 99.1

Results of Operations for the Second Quarter of Fiscal 2016

	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014	2015	2014
	(In thousands, except unit data)
Net sales	$60,506	$55,484	$117,746	$103,143
Cost of sales	44,627	41,320	87,157	76,886
Gross profit	15,879	14,164	30,589	26,257
Operating expenses:
Selling and marketing	2,162	2,031	4,424	3,669
General and administrative	4,193	4,540	8,819	10,966
Amortization	545	595	1,092	1,319
Operating income	8,979	6,998	16,254	10,303
Other income (expense):
Other	17	—	24	—
Interest expense	(362)	(147)	(1,678)	(156)
Other expense	(345)	(147)	(1,654)	(156)
Net income before provision for income taxes	8,634	6,851	14,600	10,147
Provision for income taxes	2,916	1,275	4,902	2,182
Net income	5,718	5,576	9,698	7,965
Net income attributable to non-controlling interest	614	2,312	1,036	3,322
Net income attributable to Malibu Boats, Inc.	$5,104	$3,264	$8,662	$4,643

Unit volumes	867	847	1,692	1,520
Net sales per unit	$69,787	$65,506	$69,590	$67,857
Comparison of the Second Quarter Ended December 31, 2015 to the Second Quarter Ended December 31, 2014
Net sales for the three months ended December 31, 2015 increased $5.0 million, or 9.1%, to $60.5 million as compared to the three months ended December 31, 2014. Included in net sales for the three months ended December 31, 2015 and December 31, 2014 were net sales of $5.4 million and $4.4 million, respectively, attributable to our Australian business acquired on October 23, 2014. Unit volume for the three months ended December 31, 2015 increased 20 units, or 2.4%, to 867 units as compared to the three months ended December 31, 2014 due primarily to the addition of our Australian business. Net sales per unit increased approximately 6.5% to $69,787 per unit for the three months ended December 31, 2015 compared to the three months ended December 31, 2014, primarily driven by the mix of larger model sales, including the 25 LSV and M235, which carry a higher average selling price, offset in part by the elimination of parts sales between our operations in the U.S. and Australia. Net sales per unit for our U.S. operations on a stand alone basis increased approximately 7.5% to $72,526 for the three months ended December 31, 2015 compared to three months ended December 31, 2014. The increase was primarily driven by the increased mix of larger model sales, which carry a higher average selling price as well as demand for optional features and trailers, partially offset by increased discount activity on, among others, international sales to offset the impact of negative foreign currency fluctuations on sales prices and increased sales of our Axis brand which carry a lower average selling price than our Malibu brand.

Cost of sales for the three months ended December 31, 2015 increased $3.3 million, or 8.0%, to $44.6 million as compared to the three months ended December 31, 2014. The increase in cost of sales in the second quarter of fiscal 2016 was primarily due to higher volumes attributed to the addition of our Australian business and mix of larger model sales. Cost of sales per unit for our U.S. operations increased approximately 6.8% for the three months ended

Exhibit 99.1

December 31, 2015 compared to the three months ended December 31, 2014, primarily driven by the increased mix of larger model sales.
Gross profit for the three months ended December 31, 2015 increased $1.7 million, or 12.1%, to $15.9 million compared to the three months ended December 31, 2014. The increase in gross profit resulted primarily from higher volumes brought about by the acquisition of our Australian business, our mix of larger model sales and increased demand for options. Gross margin for the three months ended December 31, 2015 increased 73 basis points to 26.2% from 25.5% over the same period in the prior fiscal year. The increase in gross margin was primarily driven by our mix of larger model sales, including the M235 and 25 LSV, and demand-driven increase in optional features and trailers.
Selling and marketing expense for the three month period ended December 31, 2015 increased approximately $0.1 million, or 6.5%, to $2.2 million compared to the three months ended December 31, 2014, due primarily to dealer related sales support. General and administrative expenses for the three months ended December 31, 2015 decreased $0.3 million, or 7.6%, to $4.2 million as compared to the three months ended December 31, 2014, largely due to a decrease in legal and acquisition related costs which, in the second quarter of fiscal 2015, were associated with our Nautique litigation and Australian acquisition, offset by higher stock compensation expense associated with share-based equity awards granted in the second quarter of fiscal 2016.
Operating income for the three month period ended December 31, 2015, increased to $9.0 million from $7.0 million for the three month period ended December 31, 2014. Adjusted EBITDA in the second quarter of fiscal 2016 increased 7.0% to $11.2 million from $10.4 million, and Adjusted EBITDA margin decreased to 18.5% from 18.8% in the second quarter of fiscal 2015.
Webcast and Conference Call Information
The Company will host a webcast and conference call to discuss second quarter fiscal 2016 results today, February 3, 2016, at 8:30 a.m. Eastern Standard Time. Investors and analysts can participate on the conference call by dialing (855) 433-0928 or (484) 756-4263 and using Conference ID #32499875.
Alternatively, interested parties can listen to a live webcast of the conference call by logging on to the Investor Relations section on the Company’s website at http://investors.malibuboats.com. A replay of the webcast will also be archived on the company’s website for twelve months.
About Malibu Boats, Inc.
Malibu Boats is a leading designer, manufacturer and marketer of performance sport boats, with the #1 market share position in the United States since 2010. The Company has two brands of performance sport boats, Malibu and Axis Wake Research (Axis). Since inception in 1982, the Company has been a consistent innovator in the powerboat industry, designing products that appeal to an expanding range of recreational boaters and water sports enthusiasts whose passion for boating and water sports is a key aspect of their lifestyle.
Forward Looking Statements
This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and includes the statements in this press release concerning the impact of increased precipitation in the western region of the United States, the expected performance of our performance sports boat segment and that we will continue to deliver industry leading results.
Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: general industry, economic and business conditions, demand for our products, changes in consumer preferences, competition within our industry, our reliance on our network of independent dealers, our ability to manage our manufacturing levels and our large fixed cost base, the successful introduction of our new products, and other factors affecting us detailed from time to time in our filings with the Securities and Exchange Commission (the "SEC"). Many of these risks and

Exhibit 99.1

uncertainties are outside our control, and there may be other risks and uncertainties which we do not currently anticipate because they relate to events and depend on circumstances that may or may not occur in the future. Although we believe that the expectations reflected in any forward-looking statements are based on reasonable assumptions at the time made, we can give no assurance that our expectations will be achieved. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue because of subsequent events, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.
Use and Definition of Non-GAAP Financial Measures
This release includes the following financial measures defined as non-GAAP financial measures by the SEC: Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Fully Distributed Net Income. These measures have limitations as analytical tools and should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our liquidity. Our presentation of these non-GAAP financial measures should also not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of these non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.
We define Adjusted EBITDA as earnings before interest expense, income taxes, depreciation, amortization and non-cash, non-recurring or non-operating expenses, including certain professional fees, acquisition and integration related expenses, non-cash compensation expense and offering related expenses. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by net sales. Management believes Adjusted EBITDA and Adjusted EBITDA Margin are useful because they allow management to evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods, capital structure and non-recurring or non-operating expenses. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, the methods by which assets were acquired and other factors.
We define Adjusted Fully Distributed Net Income as net income attributable to Malibu Boats, Inc. (i) excluding income tax expense, (ii) excluding the effect of non-recurring or non-cash items, (iii) assuming the exchange of all Units ("LLC Units") of Malibu Boats Holdings, LLC (the "LLC") into shares of Class A common stock, which results in the elimination of noncontrolling interest in the LLC, and (iv) reflecting an adjustment for income tax expense on fully distributed net income before income taxes (assuming no income attributable to non-controlling interests) at our estimated effective income tax rate. Adjusted Fully Distributed Net Income is a non-GAAP financial measure because it represents net income attributable to Malibu Boats, Inc, before non-recurring or non-cash items and the effects of noncontrolling interests in the LLC. We use Adjusted Fully Distributed Net Income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than GAAP measures alone. We believe Adjusted Fully Distributed Net Income assists our board of directors, management and investors in comparing our net income on a consistent basis from period to period because it removes non-cash or non-recurring items, and eliminates the variability of noncontrolling interest as a result of member exchanges of LLC Units into shares of Class A Common Stock.
A reconciliation of our net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin, and of our net income attributable to Malibu Boats, Inc. to Adjusted Fully Distributed Net Income is provided under "Reconciliation of Non-GAAP Financial Measures".

Investor Contacts

Malibu Boats, Inc.
Wayne Wilson
Chief Financial Officer

Exhibit 99.1

(865) 458-5478

ICR
John Rouleau/Rachel Schacter
(203) 682-8200
John.Rouleau@icrinc.com
Rachel.Schacter@icrinc.com

Media Contact

Malibu Boats, Inc.
Mike Quinlan
Director of Marketing
(865) 458-5478

Exhibit 99.1

MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) (Unaudited)
(In thousands, except share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014	2015	2014
Net sales	$60,506	$55,484	$117,746	$103,143
Cost of sales	44,627	41,320	87,157	76,886
Gross profit	15,879	14,164	30,589	26,257
Operating expenses:
Selling and marketing	2,162	2,031	4,424	3,669
General and administrative	4,193	4,540	8,819	10,966
Amortization	545	595	1,092	1,319
Operating income	8,979	6,998	16,254	10,303
Other income (expense):
Other	17	—	24	—
Interest expense	(362)	(147)	(1,678)	(156)
Other expense	(345)	(147)	(1,654)	(156)
Net income before provision for income taxes	8,634	6,851	14,600	10,147
Provision for income taxes	2,916	1,275	4,902	2,182
Net income	$5,718	$5,576	9,698	7,965
Net income attributable to non-controlling interest	614	2,312	1,036	3,322
Net income attributable to Malibu Boats, Inc.	$5,104	$3,264	$8,662	$4,643

Comprehensive income (loss):
Net income	$5,718	$5,576	$9,698	$7,965
Other comprehensive loss, net of tax:
Change in cumulative translation adjustment	608	(1,161)	(649)	(1,161)
Other comprehensive loss, net of tax	608	(1,161)	(649)	(1,161)
Comprehensive income, net of tax	6,326	4,415	9,049	6,804
Less: comprehensive income attributable to non-controlling interest, net of tax	$679	$1,367	968	2,118
Comprehensive income attributable to Malibu Boats, Inc., net of tax	$5,647	$3,048	$8,081	$4,686

Weighted average shares outstanding used in computing net income per share:
Basic	17,986,517	15,628,390	17,964,300	15,206,188
Diluted	18,022,288	15,628,390	18,018,615	15,206,188
Net income available to Class A Common Stock per share:
Basic	$0.28	$0.21	$0.48	$0.31
Diluted	$0.28	$0.21	$0.48	$0.31

Exhibit 99.1

MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share data)

	December 31, 2015	June 30, 2015
Assets
Current assets
Cash	$14,917	$8,387
Trade receivables, net	9,207	9,482
Inventories, net	24,357	20,393
Deferred tax asset	550	629
Prepaid expenses and other current assets	2,994	1,370
Total current assets	52,025	40,261
Property and equipment, net	17,185	14,946
Goodwill	12,341	12,665
Other intangible assets, net	12,736	13,995
Debt issuance costs, net	1,034	1,158
Deferred tax asset	104,549	106,001
Other assets	45	102
Total assets	$199,915	$189,128
Liabilities
Current liabilities
Current maturities of long-term debt	$7,500	$6,500
Accounts payable	12,687	9,151
Accrued expenses	14,696	14,135
Income taxes and tax distribution payable	468	784
Payable pursuant to tax receivable agreement, current portion	2,969	2,969
Total current liabilities	38,320	33,539
Deferred tax liabilities	971	1,084
Payable pursuant to tax receivable agreement	93,619	93,501
Long-term debt	68,000	72,000
Other long-term liabilities	447	275
Total liabilities	201,357	200,399
Stockholders' Deficit
Class A Common Stock, par value $0.01 per share, 100,000,000 shares authorized; 17,974,204 shares issued and outstanding as of December 31, 2015; 100,000,000 shares authorized; 17,858,726 issued and outstanding as of June 30, 2015	179	178
Class B Common Stock, par value $0.01 per share, 25,000,000 shares authorized; 23 shares issued and outstanding as of December 31, 2015; 25,000,000 shares authorized; 24 issued and outstanding as of June 30, 2015	—	—
Additional paid in capital	34,523	32,973
Accumulated other comprehensive loss	(2,730)	(2,081)
Accumulated deficit	(37,652)	(46,239)
Total stockholders' deficit attributable to Malibu Boats, Inc.	(5,680)	(15,169)
Non-controlling interest	4,238	3,898
Total stockholders’ deficit	(1,442)	(11,271)
Total liabilities and deficit	$199,915	$189,128

Exhibit 99.1

MALIBU BOATS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income to Non-GAAP Adjusted EBITDA and Adjusted EBITDA Margin (Unaudited):
The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated (dollars in thousands):

	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014	2015	2014
Net income	$5,718	$5,576	$9,698	$7,965
Provision for income taxes	2,916	1,275	4,902	2,182
Interest expense	362	147	1,678	156
Depreciation	841	626	1,616	1,169
Amortization	545	595	1,092	1,319
Professional fees [1]	48	925	218	3,476
Acquisition and integration related expenses [2]	71	903	401	1,300
Stock based compensation expense [3]	665	330	1,005	817
Offering related expenses [4]	—	56	—	100
Adjusted EBITDA	$11,166	$10,433	$20,610	$18,484
Adjusted EBITDA margin	18.5%	18.8%	17.5%	17.9%

(1)	Represents legal and advisory fees related to our intellectual property litigation with Pacific Coast Marine Windshields Ltd., Nautique Boat Company, Inc., and MasterCraft Boat Company, LLC.
(2)
Represents legal and advisory fees as well as integration related costs incurred in connection with ongoing and completed acquisition activities, including our acquisition of Malibu Boats Pty. Ltd. completed on October 23, 2014.

(3)
Represents equity-based incentives awarded to certain of our employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC.

(4)
For the three and six months ended December 31, 2014, this represents legal, accounting and other expenses directly related to our follow-on offering that closed on July 15, 2014. There were no such offerings for the three and six months ended December 31, 2015.

Exhibit 99.1

Reconciliation of Non-GAAP Adjusted Fully Distributed Net Income (Unaudited):
The following table sets forth a reconciliation of net income attributable to Malibu Boats, Inc. to Adjusted Fully Distributed Net Income for the periods presented (dollars in thousands, except per share data):

	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014	2015	2014

Net income attributable to Malibu Boats, Inc.	$5,104	$3,264	$8,662	$4,643
Provision for income taxes	2,916	1,275	4,902	2,182
Professional fees [1]	48	925	218	3,476
Acquisition and integration related expenses [2]	71	903	401	1,300
Fair market value adjustment for interest rate swap [3]	(382)	—	175	—
Stock based compensation expense [4]	665	330	1,005	817
Offering related expenses [5]	—	56	—	100
Net income attributable to non-controlling interest [6]	614	2,312	1,036	3,322
Fully distributed net income before income taxes	9,036	9,065	16,399	15,840
Income tax expense on fully distributed income before income taxes [7]	3,208	3,218	5,822	5,623
Adjusted fully distributed net income	5,828	5,847	$10,577	$10,217

Adjusted Fully Distributed Net Income per share of Class A Common Stock [8]:
Basic	$0.30	$0.26	$0.55	$0.45
Diluted	$0.30	$0.26	$0.55	$0.45

Weighted average shares of Class A Common Stock outstanding used in computing Adjusted Fully Distributed Net Income [9]:
Basic	19,391,440	22,628,376	19,372,675	22,548,728
Diluted	19,391,440	22,628,376	19,372,675	22,548,728

(1)	Represents legal and advisory fees related to our intellectual property litigation with Pacific Coast Marine Windshields Ltd., Nautique Boat Company, Inc., and MasterCraft Boat Company, LLC.
(2)
Represents legal and advisory fees as well as integration related costs incurred in connection with ongoing and completed acquisition activities, including our acquisition of Malibu Boats Pty. Ltd. completed on October 23, 2014.

(3)	Represents the change in the fair value of our interest rate swap entered into on July 1, 2015.
(4)
Represents equity-based incentives awarded to certain of our employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC.

(5)
For the three and six months ended December 31, 2014, this represents legal, accounting and other expenses directly related to our follow-on offering that closed on July 15, 2014. There were no such offerings for the three and six months ended December 31, 2015.

(6)	Reflects the elimination of the non-controlling interest in the LLC as if all LLC members had fully exchanged their LLC Units for shares of Class A Common Stock.
(7)
Reflects income tax expense at an estimated normalized annual effective income tax rate of 35.5% of income before income taxes for the three and six months ended December 31, 2015 and 2014 assuming the conversion of all LLC Units into shares of Class A Common Stock and the tax impact of excluding offering related expenses. The estimated normalized annual effective income tax rate is based on the federal statutory rate plus a blended state rate adjusted for deductions under Section 199 of the Internal Revenue Code of 1986, as amended, state taxes attributable to the LLC, and foreign income taxes attributable to our Australian based subsidiary.

(8)	Adjusted fully distributed net income divided by the shares of Class A Common Stock outstanding in (9) below.
(9)
Represents the weighted average shares outstanding during the applicable period calculated as (i) the weighted average shares outstanding during the applicable period of Class A Common Stock, (ii) the weighted average shares outstanding of LLC Units held by non-controlling interests assuming they were exchanged into Class A Common Stock on a one-for-one basis and (iii) the weighted average fully vested restricted stock units outstanding during the applicable period that were convertible into Class A Common Stock and granted to directors for their services.